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                                                              Exhibit 1.A.(5)(d)

Rider: Benefits for Disability of Insured

The Company agrees to pay to the Owner of the Policy monthly income benefits on receipt of proof that total disability of the Insured:

 .    Started while this Rider was in force; and
 .    Has continued for at least six months.

But total disability may be the result of a sickness which began or an injury which occurred either before or after this Rider was issued.

Definitions

"Total disability" means disability of the Insured:
 .    Which results from sickness or accidental bodily injury; and
 .    Which continuously prevents the Insured from working for pay or profit.

During the first 36 months of disability, "working" means engaging in the occupation which was the regular occupation of the Insured when total disability started; and thereafter means engaging in any occupation for which the Insured is or becomes fit by education, training or experience.

"Working for pay or profit" includes attending school or college as a full time student, if that was the main occupation of the Insured when the disability started.

Total disability will be presumed if, as the result of a sickness or an accidental bodily injury, the Insured has a total loss, which begins while this Rider is in force, of:

 .    Speech; or sight in both eyes; or hearing in both ears; or
 .    Use of both hands; or use of both feet; or use of one hand and one foot.

Total disability will be presumed as long as the loss continues, even if the Insured is working for pay or profit.

Exclusion

This Rider does not provide benefits for total disability which results from: a sickness caused by war or an act of war; or an injury caused by war or an act of war.

Monthly Income Benefit

After total disability has continued for at least six months, a monthly income benefit will be paid for each month of the benefit period. The benefit period:

 .    Starts on the first day of the policy month in which total disability started; and
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 .    Ends at the end of the second full policy month after total disability ends; but

 .    In no event will benefits be paid beyond the policy anniversary on which the Insured is age 65.

When the Company approves a claim for benefits, an initial benefit will be paid to the Owner. The initial benefit will be equal to: one Monthly Income Benefit; times the number of policy months which have started and ended during the period of total disability. Thereafter, proof of total disability should be submitted (see Proof of Disability) for each completed month of total disability; the Company will pay benefits without delay once proof is received by the Company at its Home Office.

Amount of Monthly Income Benefits

The Monthly Income Benefit is shown in Section 1.

Proof of Disability

The Company will not be liable for any monthly income benefits under this Rider unless written proof of total disability is mailed or delivered to the Company at its Home Office within 90 days after the end of the period for which that benefit is provided.

Benefits will not be denied or reduced because of delay in furnishing proof of total disability if it was not reasonably possible for you to provide proof within this time limit; but proof must be furnished within one year from the time proof is required, except in the absence of legal capacity.

The Company has the right, in connection with proof of total disability, to require examination of the Insured by a medical doctor chosen by the Company, at the Company's expense. This right will be exercised at reasonable times and places convenient to the Insured.

Premiums for This Rider

Premiums for this Rider are due with the premiums for the Policy. The annual premiums for the Rider are shown in the Policy Schedule.

Date of Issue

The Date of Issue of this Rider is the same as the Date of Issue of the Policy unless a later Date of Issue is shown for the Rider in the Policy Schedule. The effective date of this Rider is its Date of Issue.

Not Contestable After Two Years

This Rider will not be contestable after it has been in force during the life of the Insured, and without the occurrence of
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total disability of the Insured, for two years from the Date of Issue of the
Rider.

Contract

A copy of the application for this Rider is attached to and made a part of the Rider. This Rider is made a part of the Policy to which it is attached if the Rider is listed in the Policy Schedule.

Termination

This Rider will terminate upon the earliest of:

 .    The end of the grace period of any unpaid premium for the Policy or for the
Rider;

 .    Termination or maturity of the Policy;

 .    Termination of the Waiver of Premiums rider on the Policy;
 .    Request by the Owner to continue the Policy in force under a lapse option;
 .    Death of the Insured; or
 .    Receipt by the Company at its Home Office of written election signed by the
Owner of the Policy to terminate the Rider.

The Rider can be reinstated only with the consent of the Company.

New England Life Insurance Company
501 Boylston Street, Boston, Massachusetts

President       Secretary